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EXHIBIT 99.1


                                  NETGURU LOGO


Bruce Nelson                                         Dan Matsui/Gene Heller
Chief Financial Officer                              Silverman Heller Associates
(714) 974-2500 x-215                                 (310) 208-2550

                             Santanu Das
                             Chief Operating Officer
                             (714) 974-2500 x-329



                      NETGURU RECEIVES NASDAQ NOTIFICATION
                Providing 180 Days to Remedy Bid Price Deficiency

Yorba Linda, Calif.-October 10, 2005-netGuru, Inc. (Company) (Nasdaq: NGRU) received a Nasdaq Staff Deficiency letter (the "Letter") on October 5, 2005, indicating that the Company is not in compliance with the $1.00 minimum closing bid price requirement for continued listing on The Nasdaq Capital Market as set forth in Marketplace Rule 4310(c)(4) (the "Rule").

The Letter also stated that, in accordance with Marketplace Rule 4310(c)(8)(D), netGuru will be provided 180 calendar days, or until April 3, 2006, to regain compliance. In accordance with Marketplace Rule 4310(c)(8)(E), if at any time before April 3, 2006, the bid price of the Company's common stock closes at or above $1.00 per share for a minimum of ten consecutive business days, the Company will be provided written notice that it complies under the Rule.

If compliance with the Rule cannot be demonstrated by April 3, 2006, the Staff will determine whether netGuru meets The Nasdaq Capital Market initial listing criteria set forth in Marketplace rule 4310(c), except for the bid price requirement. If the Company meets the initial listing criteria, the Company will be given notice that it has been granted an additional 180 calendar-day period to comply with the Rule. If it is determined that the Company is not eligible for this additional compliance period, the Company will be provided written notice that its securities will be delisted. At that time, the Company may appeal to a Listing Qualifications Panel the Staff's determination to delist its securities.

About netGuru
netGuru is an engineering information technology and services company offering engineering analysis and design software, collaborative software solutions, and professional and technical information technology services and support to businesses worldwide. netGuru serves its global markets and clients through offices located in the United States, Europe, Asia, and the Middle East, and through distributors in 40 countries. The Company licenses its engineering software and solutions to more than 19,000 businesses in 100 countries. For more information please visit www.netguru.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 With the exception of historical or factual information, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties. Actual future results may differ. Factors that could cause or contribute to such differences in results include, but are not limited to, any further determination Nasdaq may make regarding netGuru's compliance with Nasdaq Marketplace Rules and other factors discussed in the "Risk Factors" Section of netGuru's Form 10-KSB for the fiscal year ended March 31, 2005, and other filings made with the U.S. Securities and Exchange Commission.

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